Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to use of our report dated January 30, 2004, with respect to the consolidated balance sheets of Centerstate Banks of Florida, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference.

/s/ KPMG LLP

Orlando, Florida

July 23, 2004